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                                                                    EXHIBIT 10.7

                         MANAGEMENT GROUP INCENTIVE
                              COMPENSATION PLAN

                                      OF


                         HEALTHCARE RECOVERIES, INC.













                                                              EFFECTIVE DATE:
                                                              JANUARY 1, 1997

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                   MANAGEMENT GROUP INCENTIVE COMPENSATION
                     PLAN OF HEALTHCARE RECOVERIES, INC.

                   ---------------------------------------

This Management Group Incentive Compensation Plan implements HRI's philosophy that compensation must properly align the interests of stockholders, customers and employees, and reflect the financial results achieved by employees. To that end, HRI intends that its senior managers receive incentive compensation in lieu of permanent raises in base salaries, in an amount that varies directly with changes in the value of HRI to its stockholders.

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  1.  Eligibility; Modifications.  The Compensation Committee shall designate the officers of HRI who are eligible for this Plan, and shall have the sole right to interpret the terms of this Plan. In 1997, the officers eligible under this Plan are Patrick B. McGinnis, Dennis K. Burge, Debra M. Murphy, Douglas R. Sharps, and Bobby T. Tokuuke.

2.  Bonus Period.  The bonus period for this Plan will be the calendar year.

3. Amount of Total Bonus Pool. In 1997, the total bonus pool for the bonus period will equal the sum of 0.75% of the revenues of HRI for 1997, plus 2.5% of the pre-tax income of HRI for 1997 before accruals for the bonus pools under this Plan (the "adjusted pre-tax income"). Revenue and adjusted pre-tax income will be determined from HRI's monthly financial statements, prepared in accordance with generally accepted accounting principles and HRI's historic accounting practices, subject to adjustments to HRI's annual financial report that may be required by its independent auditors and adjustments that may be made by the Compensation Committee for unusual items not reflective of HRI's operating results.

4. Limitation on Total Bonus Pools Amount. The total bonus pool shall not exceed the sum of 150% of the salary of HRI's CEO as of the end of the bonus period, plus 100% of the aggregate salaries of all other participants in this Plan, as of the end of the bonus period.

5. Division of Total Bonus Pool; Nondiscretionary Grants. The total bonus pool will be divided in half, one portion being designated as the nondiscretionary pool and the other portion as the discretionary bonus pool. Payment of bonuses from the nondiscretionary bonus pool shall be made to eligible officers pro rata in accordance with the proportion that the salary paid to of each such eligible officer during the applicable bonus period bears to the total salaries paid to all eligible persons paid during that bonus period.

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6.  Amount of Discretionary Bonus Pool.  The total amount available for grants to eligible officers on a discretionary basis will equal the result of [a] one-half of the total bonus pool, multiplied by [b.] the Success Percentage. The Success Percentage for the discretionary bonus pool will be based on achieving the budget for revenue and adjusted pre-tax income:

                                  Percentage of Pool Earned on:
   Percentage of                                  Adjusted
   Budget Achieved                 Revenue     Pre-Tax Income
   ---------------                 -------     --------------
    Less than 92%                     0%              0%
    92%, up to 94%                   10%             10%
    94%, up to 96%                   20%             20%
    96%, up to 98%                   30%             30%
    98%, up to 100%                  40%             40%
    100% or more                     50%             50%

The budget for revenue and adjusted pre-tax income will be set by the Inside Business Plan adopted by the Board of Directors for each year, subject to any adjustments made by the Compensation Committee for unusual items.

7. Allocation & Grants from Discretionary Bonus Pool. The Compensation Committee will grant to HRI's CEO an annual bonus from the discretionary bonus pool based on its evaluation of that officer's performance in attaining HRI's financial results. HRI's CEO will recommend to the Compensation Committee, for its approval, the discretionary annual bonus of each eligible officer, expressed as a percentage of the amount remaining in the discretionary bonus pool after HRI's CEO's discretionary annual bonus. The CEO's recommendations will be based on each eligible officer's performance in attaining HRI's financial results.

8. Payment. Subject to the discretion of the Compensation Committee, payment of the bonuses will be made to participants twice each year. The first payment will be made at or about the date of the Quarterly Employee Meeting following the end of the second quarter, but only to the extent of the amount accrued in the non-discretionary bonus pool through the end of the second quarter, subject to a reasonable hold-back. The second payment will be made within a reasonable period following the issuance of the report of HRI's independent auditors with respect to HRI's annual financial statements, at or about the date of the Quarterly Employee Meeting following the end of the bonus period.

9. Termination. Any eligible officer who is terminated for any reason but cause will be entitled to receive a prorated bonus payment. Any eligible officer who is either terminated

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for cause or who voluntarily leaves the employ of HRI will forfeit all right to a bonus payment.








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